REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Paramco Financial Group Inc.

(a Delaware corporation)

We have made a review of the consolidated unaudited balance sheet of Paramco Financial Group Inc., as of June 30, 2004 and December 31, 2003, and the related consolidated unaudited statements of operations for the three and six months period ended June 30, 2004 and 2003 and from inception (April 22, 1996) to June 30, 2004 and the unaudited statement of cashflows for the six months ended June 30, 2004 and 2003 and from inception (April 22, 1996) to June 30, 2004 , in accordance with the standards established by the American Institute of Certified Public Accountants. These consolidated financial statements are the responsibility of management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical review procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with Public Company Oversight Board, the objective of which is the expression of an opinion regarding the consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

                                                                                                Clyde Bailey P.C.

San Antonio, Texas January 18, 2005